Exhibit 10.9

Long-Term Incentive Plan

2017 Plan Summary

January 2017

OBJECTIVES FOR THE INCENTIVE PLAN

The purpose of the Long-Term Incentive Plan (the Plan) is to attract, retain and reward senior management for their contributions to the ongoing, long-term success and growth of Avidia Bank (the Bank). The Long-Term Incentive Plan is part of a total compensation package, which includes base salary, annual incentives, and benefits.

Below are specific objectives for the Bank’s Long-Term Incentive Plan:

•	Enable the Bank to attract and retain executive management talent.

•	Motivate and reward executive management for driving long-term strategic goals and increasing the long-term performance of the Bank.

•	Position total compensation to be competitive with market for meeting performance goals.

•	Create a strong focus on pay-for-performance.

•	Enable the Bank to attract and retain the talent needed to drive success.

The Long-Term Incentive Plan is designed to work together with the Bank’s cash compensation program to provide compensation that is targeted to be competitive with our market (i.e. mutual and publicly traded institutions).

ELIGIBILITY/PARTICIPATION

Eligibility for participation in the Long-Term Incentive Plan will be limited to select key managers of senior management as determined by the Compensation Committee. Non-employee directors are also eligible to receive awards under this Plan (the participant).

In order to receive a long-term incentive award, employees must be an active employee, in good standing at the time of grant. Participants must meet the expectations in performance level to be eligible for an incentive award.

Each year, an additional discretionary pool of units will exist for ad hoc long-term incentive awards. The CEO will recommend these discretionary awards to the Compensation Committee for approval. Recipients of these discretionary awards may be new hires or high performers and the value of the awards can vary by recipient.

LONG-TERM INCENTIVE PLAN UNITS

The Long-Term Incentive Plan consists of phantom stock appreciation rights (i.e. SARs) and phantom stock units (i.e. PSUs). The phantom stock units are indexed to the Bank’s Tier 1 Capital.

Phantom SARs (SARs) are designed to give a recipient the right to receive an amount equal to the appreciation on a specified number of units of phantom stock over a specified period of time. The value of the SAR will appreciate as Tier 1 Capital appreciates.

Phantom stock units (PSUs) are designed to give a recipient the right to receive an amount equal to the value of the unit at the end of a specified period of time. The value of PSU fluctuates based upon the value of Avidia Bank’s Tier 1 Capital.

PLAN CYCLE

Participants are eligible to receive an award annually based on an assessment of overall Bank performance. The award may consist of SARs, PSUs or a combination of the two (i.e. 50% SARs / 50% PSUs). The type of equity vehicle (SARs, PSUs or mix) will be determined prior to the grant. Following the end of the plan year, an award will be granted on or about April 1st to participants based upon bank performance for the previous year as assessed by the Compensation Committee.

This cycle will occur each year and result in a rolling series of grants that will ultimately provide cumulative value in proportion to the overall performance of the Bank and its phantom stock unit value.

For 2017, only SARs will be used for the senior management participants.

LONG-TERM INCENTIVE OPPORTUNITY

Each participant will have an incentive opportunity (threshold – target – stretch) which is defined as a percentage of base salary. This is communicated at the start of each year along with performance goals. Additionally, these incentive values will be translated to number of units at the time of communication based on the value of the phantom stock unit at that time and the type of equity vehicle being used (i.e. SAR, PSU). The actual number of units awarded is determined after the end of the performance year to reflect Bank performance. The actual value recipients receive once the award fully vests (100% after four years from date of grant) will vary based on the number of units granted and the future Tier 1 Capital value of the bank.

Director Awards: Each year, outside directors will receive 2,400 SAR units. Director awards are not based on performance and will vest 100% after four years.

AWARD MEASURES

Annual awards will be based on the prior year’s Bank performance. For grants to be made, Bank performance must be at the threshold level. Awards will be assessed by the Compensation Committee.

GRANT VESTING AND AWARD VALUE

Following the end of the performance year, awards are earned based on Bank performance. Awards will vest 100% four years after earning the awards (i.e. April 2022 for the award granted in April 2018).This cycle will repeat annually such that the participant will eventually have vesting of awards every year (after four years).

Three requirements must be met for the participant to receive value from the award; 1) the units need to be earned (and granted) based on performance, 2) the unit must be fully vested (after 4 years), 3) for SARs, the value of the phantom stock unit needs to increase (i.e. Tier 1 Capital needs to increase) and 4) for PSUs, the Tier 1 Capital must be greater than $0. The unit grant price will be based on the December 31st Tier 1 Capital prior to the award date (i.e. December 31st, 2017 for awards made in April 2018).

AWARD PAYOUT/DISTRIBUTION

Awards are redeemed as cash when fully vested (i.e. after four years). The redemption value for SARs will be the difference between SAR value at vest and the value at grant. The redemption value for PSUs will be the value of the PSU at vest. Payout for employees will be made in cash less any required tax withholding depending on the redemption value. Directors will receive a Form 1099 and be responsible for paying their own taxes on their award.

ACCOUNTING AND EXPENSE MANAGEMENT

The Bank will estimate and accrue expenses for the Plan over the four years of each performance/grant cycle.

APPENDIX A

HOW THE PLAN WORKS – AN ILLUSTRATION

The following example illustrates how a sample award might work for a single participant receiving a grant based on bank performance.

Assumptions:

•	SARs award granted on April 1, 2017 based on 2016 bank performance.

•	The awards will vest 100% on 4th anniversary of the grant date (e.g. May 2021).

•	SARS vest 100% after four years from the grant date.

•	Tier 1 Capital grows at 8% per year.

•	Note: Example numbers below are examples only and do not reflect actual Tier 1 Capital or SAR’s price at grant.

Year	2016	2017	2018	2019	2020	2021	2022
Total Tier 1 Capital as of December 31st ($Millions)	$100	$108	$116	$126	$136	$147	$159
Per Unit Price (based upon December 31st Total Tier 1 Capital; Total Tier 1 Capital / Total Units)	$10.00	$10.80	$11.66	$12.60	$13.60	$14.70	$15.90

The example that follows assumes a fictional Senior Vice President with an incentive opportunity range of 2,750 – 5,500 – 8,250 SARs units.

Award Vesting (Example and Explanation)

Below is an example and explanation of our assumptions for this illustration:

•

At the end of the plan year, Bank performance is assessed and participants are granted an award. For this example, we assume the fictional executive was granted 5,000 SARs units (just below target based on an assessment of performance) in April 2017 at a per unit price of $10.00. The actual unit price at grant is calculated based upon the Tier 1 Capital as of December 31, 2016.

•

At the end of the four-year vesting period (i.e. April 2021), the 5,000 units are vested and redeemed (i.e. paid out in cash). At this point, the SAR unit price increased from $10.00 to $13.60 (i.e. 8% per year Tier 1 Capital growth over four years). Therefore, the redemption value is $18,000 ($13.60 minus the SAR unit price of $10.00 in April 2017, multiplied by the 5,000 SARs units).

•	Each year, this process repeats with a new award and grant price.

APPENDIX B

LONG-TERM INCENTIVE OPPORTUNITY DETAIL

The table below provides the incentive opportunity targets for each tier. The actual award earned for each participant will vary and will be determined based on performance.

Tier	Title	Award Opportunity Range (% of base salary or # of units) (allocated based on Bank Performance)
		Threshold	Target	Stretch
I	President & CEO	12.5%	25%	37.5%
II	EVP	10%	20%	30%
III	SVP	7.5%	15%	22.5%
IV	Directors	2,400	2,400	2,400

Terms and Conditions

Effective Date

The Plan was implemented in 2017 and will provide for annual awards until the Plan is discontinued or runs out of shares. The Plan was designed to provide enough shares to last approximately five years. Award levels are based on competitive market practice. The Plan will be reviewed every three to five years by the Bank’s Compensation Committee and Executive Management to ensure it remains competitive based on market practices and the Bank’s growth. The Bank retains the rights as described below to amend, modify or discontinue the Plan at any time during the specified period.

Program Authorization and Oversight

The Long-Term Incentive Plan is authorized by the Board of Directors. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Compensation Committee will be final and binding on all participants. Administrative authority is delegated to the Compensation Committee.

Program Changes or Discontinuance

The Bank has developed the Plan on the basis of existing business, market and economic conditions; current services; and staff assignments. If material changes occur that affect these conditions, services, assignments, or forecasts, the Bank may in its sole discretion add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.

The Board of Directors may, in its sole discretion, terminate or modify the Long-Term Incentive Plan. However, no Plan amendment or termination will reduce the amounts already vested by the participant.

Incentive Award Payments

The value of the SARs unit/PSUs is determined based on the Bank’s Tier 1 Capital (i.e., the Bank’s Tier 1 Capital divided by total number of phantom stock units.) The unit price will change each year.

The value of the phantom stock unit grows over time as the Bank’s Tier 1 Capital grows. The participant receives a number of SAR units/PSUs on or around April 1st following the end of the plan year based on Bank performance. Awards are redeemed as cash when fully vested. After four years, the redemption value of a SAR unit is the difference between the phantom stock unit value at vest (which is the Bank’s Tier 1 Capital at vest divided by total number of phantom stock units in the Plan) and the SAR grant price (which is the Bank’s Tier 1 Capital at grant divided by total number of phantom stock unit). The redemption value of a PSU is the phantom stock unit value at vest. Payout will be made in cash less any required tax withholding depending on the redemption value, which is the appreciation value of phantom stock unit multiplied by the vested number of SARs units and/or PSUs multiplied by the value of phantom stock unit.

Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of the Bank. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between the Bank and the participant or any other person.

Nothing herein will be construed to require the Bank to maintain any fund or to segregate any amount for a participant’s benefit.

New Hires, Reduced Work Schedules, Promotions, and Transfers

Participants who are not employed by the Bank at the time of grant will not receive an annual award.

In the event of an approved leave of absence, the award opportunity level for the period will be adjusted to reflect the time in active status.

Termination of Employment

Upon a participant’s termination of employment with the Bank, other than by reason of death, disability, or retirement, the participant’s right to an award shall be forfeited. Upon a termination of employment with the Bank by reason of a participant’s death, disability, or retirement, the participant’s award will be become fully vested and will be prorated to the termination date based on the number of days during the calendar year a participant was employed. The award will be paid out in cash to the terminated participant (or beneficiary) immediately upon vesting due to death, disability, or retirement. For the purposes of this Plan, retirement for employees is defined as age 65, consistent with guidelines established in the Bank’s existing retirement plan. Retirement for Directors is defined as age 75.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this Plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the Compensation committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by this Plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity injurious to the Bank, will upon termination of employment, forfeit any incentive award earned during the award period in which the termination occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of the Bank, nor will the Plan interfere with the right of the Bank to discharge any participant at any time.

In the absence of a written employment contract, the relationship between employees and the Bank is one of at-will employment. The Plan does not alter the relationship.

This Plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This Plan is proprietary and confidential to the Bank and its employees and should not be shared outside the organization.